Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2008 on the consolidated financial statements of Celsius Holdings, Inc. and Subsidiaries for the year ended December 31, 2007, included herein on the registration statement of Celsius Holdings, Inc. on Form S-8.

/s/ Sherb & Company, LLP.
Certified Public Accountants

Boca Raton, Florida
April 18, 2008